Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This SEVERANCE AGREEMENT AND GENERAL RELEASE (the “Agreement”) is hereby entered into by and between Addus Healthcare, Inc., an Illinois Corporation (the “Company”), and Maxine Hochhauser (the “Executive”), an individual domiciled in the State of Florida (the “Executive”). Company and Executive are hereinafter sometimes referred to individually as “Party” and collectively as the “Parties.”

WHEREAS, Executive has been employed by the Company as its Chief Operating Officer pursuant to the terms of an Employment and Non-Competition Agreement dated December 15, 2014 (the “Employment Agreement”);

WHEREAS, for sound business reasons, the Company has terminated Executive’s employment pursuant to Section 6(c) of the Employment Agreement;

WHEREAS, as a result of the Section 6(c) termination, the Employment Agreement entitles Executive to additional severance pay, provided that Executive strictly comply with the post-employment restrictions contained in the Employment Agreement and execute a general release as described below;

WHEREAS, the Parties acknowledge and understand that this Agreement shall supersede any and all prior understandings between the Parties related to the termination of employment, except as otherwise described herein;

NOW, THEREFORE, in consideration of the foregoing and the following terms, conditions, and obligations, the Parties agree as follows:

1. Termination of Employment. The effective date of the termination of Executive’s employment shall be January 3, 2017 (the “Separation Date”). From and after the Separation Date, Executive will not take any action that binds or purports to bind the Company, or any of its subsidiaries or affiliates, nor will Executive act as an agent or employee of the Company.

2. Payment Following the Separation Date. Pursuant to Section 8(b) of the Employment Agreement, the Company shall pay Executive (i) all unpaid base salary accrued up to the Separation Date; (ii) all accrued but unused vacation, sick pay, and floating holidays, as well as any other unpaid benefits described in Section 5 of the Employment Agreement for any period prior to the Separation Date; and (iii) any unreimbursed business expenses in accordance with the Company’s regular business expense verification practices. Executive acknowledges that Executive is not owed any additional compensation, benefits, or payment by virtue of Executive’s employment, or termination of Executive’s employment, except as provided herein or pursuant to any benefit plans in which Executive has participated and is currently vested. Executive further acknowledges that the payment of all accrued but unpaid salary and vacation and unreimbursed business expenses through the Separation Date shall be paid by the next payroll period following the Separation Date whether or not, and without regard to when, Executive agrees to sign this Agreement.

3. Severance Benefits. In exchange for the general release of claims and other good and valuable consideration, and pursuant to the Employment Agreement, the Company agrees to pay and provide to Executive: (i) a total sum of $325,000, which represents twelve (12) months of Executive’s base salary as of the Separation Date, and (ii) if Executive elects to continue Executive’s health, dental, and/or vision insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA), cash payments equal to the difference between Executive’s COBRA continuation coverage premiums and the amount of premiums paid by similarly situated active employees of the Company under the Company’s health, dental, and/or vision insurance plans until the earlier of twelve (12) months following the Separation Date or the date Executive is eligible to receive coverage and benefits from a new employer (collectively referred to as the “Base Severance Pay”). The Base Severance Pay shall be paid in twelve equal installments (subject to applicable withholdings and deductions, including state and federal payroll taxes) in accordance with the Company’s normal payroll practices, with the first payment (the “Initial Payment”) being made on the first payroll period (the “Initial Payment Date”) occurring on or after January 1, 2017 (pursuant to Section 8(d) of the Employment Agreement), which Initial Payment shall include the amount of any installments that would have occurred between the execution of this Agreement and the Initial Payment Date. Executive acknowledges that Executive shall forfeit the benefits provided for in this Section 3 unless the following occurs: (i) Executive executes this Agreement; (ii) the Revocation Period described in Section 26 below expires prior to the Initial Payment Date; and (iii) Executive returns all Company property in accordance with Sections 9 and 13 herein prior to the Initial Payment date. In addition, as further consideration for Executive’s execution of this Agreement, the Company also agrees to pay Executive a bonus that Executive is entitled to receive under Section 3(b) of the Employment Agreement for 2016 in an amount paid to similarly situated executives and pursuant to the Company’s bonus plan (hereinafter referred to as the “Bonus Severance Pay”). The Bonus Severance Pay, shall be paid on the first payroll period following approval of the bonus by the Company’s Board of Directors, which shall occur no later than April 15, 2017, provided that Executive has complied, and continues to comply, with Executive’s obligations under this Agreement. The Bonus Severance Pay shall be subject to applicable withholdings and deductions, including state and federal payroll taxes. Executive acknowledges that the Base Severance Pay and the Bonus Severance Pay are in addition to any compensation Executive has earned from the Company through Executive’s Separation Date and that Executive would not be entitled to either the Base Severance Pay or the Bonus Severance Pay but for Executive’s execution of this Agreement.

4. General Release of Claims.

(a) Executive hereby waives, releases, and forever discharges the Company, its subsidiaries, business units, affiliates, parent companies, predecessors, successors, and its respective officers, directors, employees, agents, and legal counsel (collectively, the “Released Parties”) from any and all claims, causes of action, demands, damages, costs, expenses, liabilities, grievances, or other losses, whether known or unknown, that in anyway arise from, grow out of, or are related to Executive’s employment with the Company, Executive’s termination of employment with the Company, or events that occurred before the date Executive executes this Agreement. Executive understands that this general release of claims does not, however, waive any claim or cause of action that may arise after this Agreement is executed by Executive.

(b) Without limiting the generality of the foregoing, this general release of claims is intended to and shall release the Released Parties from any and all claims arising under federal, state, or local law prohibiting employment discrimination and all claims arising out of any legal restrictions on the Company’s right to terminate its employees, including any breach of contract claims. This general release of claims also specifically releases the Released Parties from all claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (ADEA), the National Labor Relations Act (NLRA), the Employment Retirement Income Security Act (ERISA), the Americans with Disabilities Act (ADA), the Uniformed Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), and the Equal Pay Act (EPA), as well as all other applicable state or local codes, laws, regulations, and ordinances concerning Executive’s employment. This general release of claims shall not apply to claims that cannot be waived as a matter of law, including certain wage claims under the Fair Labor Standards Act or other state laws, claims under any applicable workers’ compensation laws, or claims under unemployment compensation laws.

5. No Current Claims; Covenant Not to Sue. Executive represents and warrants that Executive has not filed any complaint(s) or charge(s) against the Company or any of the other Released Parties with the Equal Employment Opportunity Commission (“EEOC”) or the state commission empowered to investigate claims of employment discrimination, the Department of Labor, the Office of Federal Contract Compliance Programs, or with any other local, state, or federal agency or court. Executive acknowledges and understands, however, that nothing in this Agreement shall prevent Executive from filing a charge of discrimination with the EEOC, but Executive agrees that should Executive obtain damages, or should the EEOC or any other third party obtain damages or other relief on Executive’s behalf, arising out of a claim concerning Executive’s employment with the Company, Executive will completely waive and forego the receipt of all such damages or other relief. Other than as authorized by the second sentence of this Section 5, Executive covenants and agrees not to file, commence, or initiate, whether directly or indirectly, any complaint or charge of any nature, whether related to employment discrimination or not, at any time hereafter against any of the Released Parties, and if any court, tribunal, or agency assumes or has assumed jurisdiction over any such complaint or charge, Executive shall promptly request in writing that the court, tribunal, or agency dismiss the matter. If Executive breaches this covenant not to sue, Executive hereby agrees to pay all of the reasonable costs and attorneys’ fees actually incurred by the Released Parties in defending against such claims, together with any further damages as may result, directly or indirectly, from that breach.

6. No Admission of Wrongdoing or Liability. It is understood and agreed that this Agreement is in compromise of all existing, potential, or disputed claims. Nothing contained in this Agreement will constitute, or be construed as or is intended to be, an admission or an acknowledgment by the Released Parties of any wrongdoing or liability, all such wrongdoing and liability being expressly denied.

7. Confidential Nature of This Agreement. Executive agrees to maintain absolute confidentiality and secrecy concerning the terms of this Agreement and will not reveal, or disseminate by publication in any manner whatsoever, this document or any matters pertaining to it to any other person (in the broadest sense of the term), including without limitation any past or present employee, officer, or director of the Company or any media representative, except as required by legal process. This confidentiality provision does not apply to communications necessary between immediate family members, legal and financial planners, or tax preparers. However, Executive shall ensure that such individuals also uphold the confidentiality of this Agreement.

8. Non-Disparagement. Executive agrees that Executive will not disparage or communicate unfavorably about the Released Parties or the Company’s clients to third parties or in public or otherwise take any action or make any comment whatsoever that would harm, injure, or potentially harm or injure, the goodwill or reputation of the Released Parties or the Company’s clients. This provision is not intended to, and shall not, prohibit Executive from cooperating with any government investigation or court order or from making a good-faith, truthful report to any government agency with oversight responsibility for the Company, including without limitation the Occupational Safety and Health Administration.

9. Restrictive Covenants. Executive acknowledges that Executive has previously executed an Employment Agreement, which includes in Section 9 thereof certain non-competition, non-solicitation, non-disclosure, and non-disparagement covenants; confidentiality and other acknowledgement provisions; and remedies for any breach of Section 9 of the Employment Agreement. Executive promises to adhere to all the terms of Section 9 of the Employment Agreement, which shall remain in full force and effect following execution of this Agreement and which are hereby incorporated by reference as originally executed and acknowledged by both Parties.

10. Tolling. In the event of any violation of the provisions of Section 9 of the Employment Agreement (and by incorporation herein, Section 9 hereof), the Executive acknowledges and agrees that the post-termination restrictions contained in Section 9 shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

11. Disclosure. Executive acknowledges and warrants that Executive is not aware of, or that Executive has fully disclosed to the Company, in writing, any matters for which Executive was responsible or that came to Executive’s attention as an employee of the Company that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against the Company.

12. Non-Interference. Executive acknowledges that no restriction contained in this Agreement shall prohibit Executive from communicating with any Government Agency or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information to a Government Agency without notice to the Company.

13. Company Property. Executive represents and covenants that Executive has returned, or will return to Company, upon Company’s request and in no event any later than the Separation Date, all property of the Company, including but not limited to all keys to the Company’s offices, all equipment of any type, all documents, patient lists, physician lists, vendor lists, written information, forms, formulae, Company plan documents, Company legal documents, work-related e-mails, confidential health information (including private patient health information), and any other items relating to the Company’s business that Executive generated or received from the Company, as well as any records and copies of the same belonging to the Company (or any entity affiliated with the Company), which are in Executive’s possession or control, including but not limited to all originals, copies, derivations, and summaries of any of the Company’s confidential or proprietary information. Executive agrees to destroy any and all Company documents, including but not limited to e-mails and documents that Executive may have stored on Executive’s personal computers or other electronic devices of any kind.

14. Cooperation. Executive agrees to reasonably cooperate with the Company, as requested, to effect a transition of Executive’s responsibilities and job-related information and to ensure that the Company is aware of all matters that were being handled by Executive. Executive further agrees that Executive will, at the request of the Company, render all assistance and perform all lawful acts that the Company considers necessary or advisable in connection with any investigation, litigation, or claims involving the Company or any of the other Released Parties. Nothing in this paragraph is intended to coerce or suborn perjury.

15. Remedies. Executive understands and agrees that if Executive breaches any term of this Agreement, including, without limitation, any obligation under Sections 8 or 9 of this Agreement, Executive shall be subject, upon petition to any court of competent jurisdiction, to any remedy available to the Company at law or in equity, including the disgorgement and recoupment of any consideration given under this Agreement; temporary, preliminary, and permanent injunctive relief enjoining Executive from any such breach or threatened breach, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security; damages; and pursuant to Section 24 hereof, payment of all reasonable attorneys’ fees incurred by the Company. In addition to the foregoing, the Company, or its successors or assigns, will also be entitled to cease making any payments of the Base Severance Pay or, to the extent applicable, to stop payment of the Bonus Severance Pay in the event of a breach of this Agreement.

16. Binding Effect. This Agreement will be binding upon and inure to the benefit of the Parties, and their respective officers, directors, employees, agents, legal counsel, heirs, successors, and assigns.

17. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Illinois, without regard to its choice of law rules.

18. Notice. All notices, demands, or other communications hereunder, including any notice of eligibility for health, dental, and/or vision insurance coverage under a new employer, shall be in writing and shall be deemed to have been duly given and received (a) if delivered personally, (b) three (3) business days after being mailed, certified mail, return receipt requested, (c) one (1) business day after being sent by nationally recognized overnight delivery service, or (d) if sent via facsimile or similar electronic transmission during normal business hours, as evidenced by mechanical confirmation of such facsimile or other electronic transmission:

If to Executive:

Maxine Hochhauser

3561 NW Clubside Circle

Boca Raton, FL 33496

If to the Company:

Addus HomeCare

6801 Gaylord Parkway, Suite 110

Frisco, TX 75034

Attn: CEO

Any Party (and any other person designated to receive notice) may change its address for notice by delivery to all other Parties of notice to such effect in the manner set forth herein.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same Agreement. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

20. No Waiver. Should the Company fail to require strict compliance with any term or condition of this Agreement, such failure shall not be deemed a waiver of such terms or conditions, nor shall the Company’s failure to enforce any right it may have preclude it from thereafter enforcing its rights under this Agreement.

21. Entire Agreement. This Agreement, together with the terms as incorporated by reference in Section 9 herein, contains the entire understanding of the Parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof.

22. No Oral Modification. This Agreement may not be amended or modified except by an agreement in writing signed by both Parties.

23. Severability. If a court of competent jurisdiction should rule that any provision of this Agreement is invalid, illegal, or unenforceable in any respect, such ruling shall not affect the validity and enforceability of any other provision thereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

24. Attorneys’ Fees. The Parties agree that in the event it becomes necessary to seek judicial remedies for the breach or threatened breach of this Agreement, the prevailing party will be entitled, in addition to all other remedies, to recover from the non-prevailing party reasonable attorneys’ fees and costs.

25. Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest, or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 25(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

26. Consideration and Revocation Period. Executive acknowledges that Executive has a period of sixty (60) days after Executive’s receipt of this Agreement in which to consider entering into this Agreement (the “Consideration Period”). Executive has the right to sign this Agreement sooner than the expiration of the Consideration Period. If Executive does so, Executive acknowledges that Executive waives the right to the full 60-day Consideration Period. Executive may also revoke the signed Agreement at any time during a seven (7) day period following Executive’s execution of this Agreement, (the “Revocation Period”) by providing written notice of revocation in accordance with Section 18 of this Agreement. The notice must be received by the Company no later than the seventh day after signing this Agreement.

27. Agreement Knowing and Voluntary. Executive is advised that Executive has the right to and should consult with an attorney of Executive’s choice, at Executive’s expense, during the Consideration and/or Revocation Periods. By signing this Agreement, Executive acknowledges that Executive has had an adequate opportunity to consult with an attorney and consider this Agreement. Executive further acknowledges that Executive has carefully read and fully understands all the provisions of this Agreement, specifically including the General Release of Claims included in Section 4 of this Agreement. Executive acknowledges that Executive is fully satisfied with the terms and conditions of this Agreement, including, without limitation, the Base Severance Pay and Bonus Severance Pay to be paid to Executive by the Company. Finally, Executive also acknowledges that Executive is voluntarily entering into this agreement without any threat or coercion. If Executive chooses to revoke this Agreement within the Revocation Period, the Agreement shall become null and void, and Executive shall not be entitled to any of the benefits set forth in this Agreement to which Executive would otherwise not be entitled, including the Base Severance Pay and Bonus Severance Pay. Should Executive not exercise Executive’s right to revoke this Agreement within seven (7) days of the date of execution, this Agreement shall be held in full force and effect, and each Party shall be obligated to comply with its requirements.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date below.

Dated:	February 12, 2017	/s/ Maxine Hochauser
Maxine Hochhauser

Dated:	February 13, 2017	Addus Healthcare, Inc.

		By:	/s/ R. Dirk Allison
		Title:	President & Chief Executive Officer

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